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                                 EXHIBIT 99.1

                    PRESS RELEASE, DATED SEPTEMBER 26, 1996
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FOR IMMEDIATE RELEASE
September 26, 1996

            A.H. BELO CORPORATION TO ACQUIRE THE PROVIDENCE JOURNAL COMPANY IN MERGER VALUED AT $1.5 BILLION IN CASH AND STOCK

  - CREATES TENTH LARGEST TELEVISION STATION GROUP REACHING 12.3% OF NATION -
     - SIGNIFICANTLY EXTENDS AND BALANCES BELO'S TELEVISION STATION GROUP -
                - ADDS TWO EMERGING CABLE PROGRAMMING NETWORKS -
           - JOINS TWO OF NATION'S MOST RESPECTED DAILY NEWSPAPERS -

     DALLAS AND PROVIDENCE, RI -- A.H. Belo Corporation (NYSE: BLC) and The Providence Journal Company (NYSE: PRI) announced today the acquisition by Belo of The Providence Journal Company in a merger valued at approximately $1.5 billion in cash and stock at current share prices. The transaction will create one of the nation's largest media companies with a diversified group of television broadcasting, cable network, newspaper publishing and electronic media assets.

     Under terms of the definitive merger agreement, which has been approved by the boards of directors of both companies, Providence Journal shareholders will receive $12.33 in cash and 0.5333 shares of Belo Series A Common Stock for each Providence Journal share. At yesterday's closing price for Belo, this values The Providence Journal Company at $32.53 per share. As a result of the merger, The Providence Journal Company will become a wholly-owned subsidiary of Belo, which is led by Robert W. Decherd, Belo's chairman, president and chief executive officer. Four directors from The Providence Journal Company's current board of directors will join Belo's board. The companies had combined revenues of $1.1 billion for the twelve months ended June 30, 1996.
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     The Providence Journal-Bulletin, the leading newspaper in Rhode Island and southeastern Massachusetts, will become a wholly-owned subsidiary of Belo and will continue as an independent Rhode Island newspaper with a separate board of directors which will remain headed by Stephen Hamblett as chairman, chief executive officer and publisher. News and editorial policy decisions will remain solely with the publisher of the Providence Journal-Bulletin. The Providence Journal-Bulletin and The Dallas Morning News represent two of America's most distinguished newspaper traditions, with The Providence Journal-Bulletin earning four Pulitzer Prizes and The Dallas Morning News six.

     The Company also announced today that Belo's board of directors voted to increase its current stock repurchase authorization from 3.6 million shares to
13.6 million shares. It is anticipated that share repurchases will be made in the open market and privately negotiated transactions.

     The transaction would make Belo the nation's eighth largest television group as measured by revenues and the tenth largest in audience reach. The Providence Journal Company broadcast group is comprised of five NBC affiliated stations in Seattle-Tacoma, WA; Portland, OR; Charlotte, NC; Honolulu, HI; and Boise, ID; an ABC affiliate in Louisville, KY; a CBS affiliate in Spokane, WA; and two FOX affiliates in Albuquerque-Santa Fe, NM and Tucson, AZ. The nine stations joined with Belo's current group of six network affiliated stations -- comprised of three ABC affiliates in Dallas-Forth Worth, TX; Sacramento, CA; and Hampton-Norfolk, VA; and three CBS stations in Houston, TX; New Orleans, LA; and Tulsa, OK -- would reach 12.3 percent of U.S. households. Belo's Seattle-Tacoma station, KIRO-TV (UPN), will have to be divested under current FCC regulations. There are no other overlapping properties in the

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transaction. In addition, The Providence Journal Company currently manages second stations in three of its markets (Spokane, Honolulu and Tucson) under local marketing agreements (LMA's), and has an agreement to manage an LMA in Seattle-Tacoma, with operations there expected to begin during the first half of 1997.

     Mr. Decherd said, "This combination of broadcast assets creates one of the finest network-affiliated station groups in the country. Our long-term shareholder value is enhanced by owning a significantly larger station group and achieving genuine balance among the three major television networks as well as gaining a presence with both FOX and UPN. At the same time, the station group is geographically diversified and strengthens our concentration of stations in high-growth markets in the Southwest and Northwest.

     "Consistent, long-term commitment to quality local news is the basis for our stations' success and is an operating principal shared by both companies. Belo and its shareholders will benefit from combining two companies that practice this operating philosophy."

     Stephen Hamblett, The Providence Journal Company's chairman, chief executive officer and publisher, said, "In this consolidating environment, The Providence Journal Company could not find a better partner with whom to entrust its people and franchises than Belo. The management of both companies share a commitment to journalistic excellence in television broadcasting and newspaper publishing. Combining the assets of The Providence Journal Company with those of Belo creates a television broadcasting powerhouse and serves the long-term interest of both companies' shareholders."

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     In addition to the television stations, the transaction includes The
Providence Journal Company's cable programming businesses, which are consolidated on the Company's financial statements, including the Television Food Network (TVFN) and America's Health Network (AHN). The Providence Journal Company is managing general partner of the Television Food Network holding a 46 percent interest in the general partnership that owns and operates TVFN and elects three of five directors to the TVFN board. TVFN is the only 24-hour cable and satellite network service dedicated solely to food-related programming. TVFN reaches 17 million cable subscribers and has distribution agreements with all of the top 30 cable television multiple system operators
(MSOs), collectively reaching 43 million cable subscribers. America's Health Network, launched in March, is a 24-hour cable television programming service devoted to a variety of personal and family health issues. AHN is currently distributed to approximately 4 million homes and has distribution agreements with MSOs that collectively reach 16 million subscribers. The Providence Journal Company has a 65 percent equity interest in AHN.

     NorthWest Cable News is a 24-hour regional cable news network serving subscribers in the Pacific Northwest. Northwest Cable News is currently available in approximately 1.4 million homes and is wholly-owned by The Providence Journal Company.

     "Providence Journal's cable networks complement our programming initiatives through Belo Productions Inc. These young companies provide an exciting platform for long-term growth," said Mr. Decherd.

     For the six months ended June 30, 1996, The Providence Journal Company's core broadcasting and newspaper publishing segments had earnings before interest, taxes, depreciation and amortization (EBITDA) of $45.4 million, of which 80 percent represents television

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broadcasting EBITDA and 20 percent newspaper publishing EBITDA. Belo's broadcasting and newspaper segments had $117.3 million in EBITDA for the same period, with 49% coming from broadcasting.

     The transaction would result in the issuing of approximately 25.4 million Belo shares in exchange for The Providence Journal Company's approximately 47.6 million shares, increasing Belo's shares outstanding from 44.3 million to 69.7 million, and the payment of approximately $587 million in cash to Providence Journal shareholders. Under the terms of the proposed merger, Providence Journal shareholders may elect to receive either the combination of cash and stock described above or all cash or all stock subject to certain proration mechanisms. The transaction, which should close during the first half of 1997, pending regulatory and shareholder approvals, will be dilutive to Belo's earnings primarily due to the amortization of $1.2 billion in goodwill resulting from the transaction, and start-up losses from the early-stage cable channel investments. There will be no impact on Belo's 1996 earnings.

     A.H. BELO CORPORATION is a leading broadcasting and newspaper publishing company which owns and operates seven network-affiliated VHF television stations in the top 60 U.S. television markets, four daily newspapers and a group of eight community newspapers in the Dallas-Forth Worth metropolitan area. Belo's principal newspaper, The Dallas Morning News, is the largest daily newspaper in Dallas-Fort Worth, the nation's eighth largest market. Belo's television stations are: WFAA-TV (ABC) in Dallas-Fort-Worth; KHOU-TV (CBS) in Houston; KIRO-TV (UPN) in Seattle-Tacoma, Washington; KXTV (ABC) in Sacramento, California; WVEC (ABC) in Hampton-Norfolk, Virginia; WWL-TV (CBS) in New Orleans, Louisiana; and KOTV (CBS) in Tulsa, Oklahoma. The Company's principal newspaper, The Dallas Morning

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News, has the country's seventh largest Sunday circulation (803,610) and the eighth largest daily circulation (527,839). For The Dallas Morning News on-line contact (http://www.dallasnews.com). Other daily newspapers are the Owensboro
(KY) Messenger-Inquirer, the Bryan-College Station (TX) Eagle; and the Arlington
(TX) Morning News. The success of Belo's media franchises is built upon providing local news, information and community service of the highest caliber. These principles have attracted and built relationships with viewers, readers and advertisers and have guided the Company's success for 154 years.

     THE PROVIDENCE JOURNAL COMPANY is a diversified communications company.
Its principal activities are television broadcasting, cable programming networks, electronic media ventures and newspaper publishing. The company owns or manages 13 television stations in nine cities. The company's owned and operated stations are: KING-TV (NBC) in Seattle-Tacoma; KGW-TV (NBC) in Portland, OR; WCNC-TV (NBC) in Charlotte, NC; KASA-TV (FOX) in Albuquerque-Santa Fe, NM; WHAS-TV (ABC) in Louisville, KY; KHNL-TV (NBC) in Honolulu, HI; KREM-TV
(CBS) in Spokane, WA; KMSB-TV (FOX) in Tucson, AZ and KTVB-TV (NBC) in Boise, ID. The Company's LMA stations are: KONG-TV in Seattle-Tacoma; KFVE-TV (UPN) in Honolulu; KSKN-TV (Ind.) in Spokane and KTTU-TV (UPN) in Tucson. The Company's newspapers are known as the Providence Journal-Bulletin and the Providence Sunday Journal.

     The Providence Journal Company also owns NorthWest Cable News, is the managing general partner of Television Food Network, controls America's Health Network and is an investor in Peapod and StarSight.

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     Furman Selz LLC acted as an advisor to A.H. Belo Corporation on the transaction and Bear, Stearns & Co. Inc. acted as an advisor to The Providence Journal Company.


For more information, please contact:

A.H. Belo Corporation:
Michael D. Perry or Harold Gaar
Phone:  212-808-6650

The Providence Journal Company:
Thomas N. Matlack
Phone:  401-277-7032

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